UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MID PENN BANCORP, INC.

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MID PENN BANCORP INC. 2021 ANNUAL REPORT TO SHAREHOLDERS MEMBER FDIC

MID PENN BANCORP INC. A LETTER TO OUR SHAREHOLDERS What a fantastic year of growth and performance your company, Mid Penn Bancorp, Inc (“Mid Penn”), had in 2021. While there were healthcare, political and economic challenges to the country, the state and the industry throughout the year, Mid Penn managed to have its most successful and transformative year in our 153 year history. Consider the following: December 31, 2020 December 31, 2021 NET INCOME $26 Million $29 Million COMPANY ASSETS $2.9 Billion $4.7 Billion WEALTH ASSETS UNDER MANAGEMENT $180 Million $825 Million COUNTIES SERVED 12 20 FINANCIAL CENTERS 36 60 COMMON SHARES OUTSTANDING 8.4 Million 16 Million MARKET CAPITALIZATION $180 Million $500+ Million We achieved all of that while staying true to our straightforward mission statement, which is to reward all of our shareholders, critically serve and support all of our customers and communities, and cherish all of our employees. Within that mission statement are four distinct commitments creating four essential bonds. Let me outline for you just how we met those commitments throughout the year. REWARD ALL OF OUR SHAREHOLDERS In 2021, with stock appreciation of 45% and with cash dividends paid of $.84 a share, Total Shareholder Return was just under 49%. Over the last ten years, Total Shareholder Return has been 460%, or 19% compounded annually. That puts us significantly above both the Russell 3000 Index and our peer group over that same period. In the last 12 years — the first full 12 years since the present management team took over — the book value per share of this company has grown from $10.55 to $30.71, or at a rate of just over 9% compounded annually. That book value has been enhanced through the core operating performance success of the company, even with the dilutive effects of three of the four acquisitions we have completed over the last seven years. While the company earned those dilutions back through accelerated earnings performance in the first two of those acquisitions, it now must prove that it can do so with the Riverview Financial (“Riverview”) acquisition we completed on November 30, 2021. We acquired Riverview to expand our footprint, create a more powerful balance sheet and drive accelerated earnings performance vis-à-vis significant expense savings and the deployment of that power over the larger footprint. Throughout 2022, we will work diligently to fully integrate the Riverview customers and employees into the Mid Penn culture while effectuating those savings and continuing to deploy a more powerful balance sheet. To the extent that we fulfill those objectives, the benefit to the core operating performance and, ultimately, to book value should help drive continued strong Total Shareholder Return for years to come. 2021 ANNUAL REPORT

“ IN TOTAL, THE COMPANY ORIGINATED OVER $1.6 BILLION IN NEW LOANS IN 2021. SERVE ALL OF OUR CUSTOMERS We feel that the best proxy of evaluating customer service is the organic growth of the company. When customers become fans, they not only maintain their business with the company, but also will expand that business and refer friends and family. In 2021, excluding PPP and acquired loans, we had organic loan growth of 9%, organic deposit growth of 19% and organic assets under management growth of 20%. Those are all within the highest tier of our peer group. We feel that the business development teams we have throughout PA, and the operations and administrative teams that support them, are the best in the business. Throughout 2021, we originated over $700 million of new, non-PPP, commercial loans throughout our footprint. That activity drove the bulk of our overall loan growth and it represented a record level of production for our commercial loan team. We once again had a very successful year in PPP, generating 2,800 loans for $370 million in round two of that program, assisting over 3,000 businesses while protecting over 40,000 paychecks. We also originated over $400 million in residential loans, another record level of production in that business line. In that we sell the bulk of what we originate in residential loans through the secondary market, that impressive production does not help organic loan growth significantly, but it does help non-interest income. Even with interest rates elevating throughout the year, the team stayed active and productive. Finally, in consumer loans, we originated over $100 million in new loans, mostly home equity type loans, which helped move the needle nicely in those balances throughout the year. In total, the company originated over $1.6 billion in new loans in 2021, on par with what we originated in 2020, a year significantly aided by residential mortgage refinances. I believe that level of production, and consequently, that organic loan growth of 9% is proof that our customers value our loan origination and servicing models. As we have grown our footprint throughout the state, we have developed new deposit relationships. That success was evidenced by our 19% growth in deposits, even as we lowered the funding costs of these deposits by over 50%. That relatively inexpensive funding source has helped protect our net interest margin even in the face of very strong competitive pressure, and is another proxy for our outstanding customer service. We also grew our assets under management at both the bank and our non-bank subsidiary, MPB Financial. Our wealth advisors throughout the state expanded existing relationships and established new ones that led to a $120 million organic increase in assets under management. A successful year of organic growth in all areas of the company certainly validates that we did in fact meet the mission of serving all customers. CHERISH ALL OF OUR EMPLOYEES Even In the midst of “The Great Resignation” of 2020-2021, actions that Mid Penn undertook in previous years to demonstrate a commitment to all of its associates served us well in stabilizing our team. Several years ago, we began a process of career pathing every one of our employees. That starts with the creation of an “Individual Development Plan” (“IDP”) — a living document created between an associate and the associate’s supervisor and facilitated by a career counselor — that provides a customized career roadmap for each employee. The IDP then becomes part of the annual review process because commitments are made by both the 2021 ANNUAL REPORT

“ WE FEEL STRONGLY THAT THE BEST CUSTOMER SERVICE IN THE BUSINESS IS DELIVERED BY PEOPLE WHO HAVE A GREAT ATTITUDE, A HEALTHY APTITUDE AND A STRONG WORK ETHIC. associate and the supervisor to reinforce meaningful progress on that path. Waypoints on the path include internal education through Mid Penn University class offerings or external education through an industry trade group like the PA Association of Community Bankers or even a local college. The educational waypoints are not always banking related. Sometimes they are related to obtaining or developing life skills that help make the associate a better family member or member of the community. In 2021, Mid Penn University held 331 different classes with 2,545 attendees, an average of over five sessions per associate. Throughout 2021, we achieved an over 97% success rate in getting IDPs either completed for the first time or updated. Over 150 associates were pursuing one of our certificate programs, and we had 31 associates graduate from one of those programs. Along with the IDP and certificate processes, we have an active mentorship program that has linked 50 less experienced associates with a more experienced associate who helps them advance their career within the company. That mentorship process has yielded tremendous benefit. We also have developed one of the best college internship programs in the state. With 25 summer interns in 2021, we helped the educational process of students coming from schools such as the University of Pittsburgh, Penn State University, University of Delaware, Temple University, and West Chester University, among others. Many of those interns were on their second or even third summers with us and a few received and accepted return offers to become permanent employees upon graduation. We feel strongly that the best customer service in the business is delivered by people who have a great attitude, a healthy aptitude and a strong work ethic. Each and every thing we try to accomplish with our associates positions them to have all three traits in great abundance. In 2021, we definitely focused on our mission of cherishing all of our employees. CRITICALLY SUPPORT ALL OF OUR COMMUNITIES Mid Penn’s support of all of its communities throughout the state is becoming legendary. Even in a year where volunteerism continued to be challenged by event cancellations and social distancing, we still managed to have employees provide over 1,000 hours of volunteer time to charitable organizations and their events. Our employees also donated $40,000 of their own money to nonprofit organizations throughout the Commonwealth. We also had our best year yet in our two signature fundraisers. With the Mid Penn Bank Celebrity Golf Classic, we raised and contributed $125,000 to the Pennsylvania Breast Cancer Coalition to aide that amazing group in its fight against breast cancer. Our No Shave November campaign raised and contributed 2021 ANNUAL REPORT

$142,000 to the Penn State Cancer Institute to aide Dr. Jay Raman’s Hershey Urology Group in the fight against prostate cancer. In our six years of doing those events, we have raised and contributed over $900,000 to those extremely worthwhile causes. We also had another banner year with Educational Investment Tax Credit and Scholarship Organization giving, approaching $1.5 million in giving through those two programs. With our volunteer time, our fundraisers, our employee contributions, and the use of EITC, we absolutely fulfilled our mission of strengthening the community in 2021. OUR ONGOING COMMITMENT TO RISK MANAGEMENT True success in Mid Penn’s mission statement can only be delivered if we also adequately manage all of the risks inherent in our business. Risk management, for us, starts with an intense focus on maintaining pristine asset quality. That focus is clearly evident in our 2021 results. Non-performing loans at December 31, 2021, including those loans acquired through our merger with Riverview, decreased by 35.7% from the same point in 2020. Other Real Estate Owned, or those problem assets held by the Bank after foreclosure, was $0 at year end! Simply put, the way that the team at Mid Penn Bank underwrites, documents, and manages loans stands out among its peers. As long-time shareholders may remember, this has not always been the case. From early 2009 when I joined the Bank, and through December 31, 2021, Mid Penn has charged off loan balances totaling approximately $24 million. Of those charge offs, almost $18 million were the result of loans originated by lending and credit teams which pre-date our current team and are no longer with the Bank. Another $3 million was the result of loans acquired through merger activity which were adequately accounted for at the time of acquisition. That leaves approximately $3 million in charged off loans generated by those currently with the Bank, a figure which represents less than one-tenth of one percent of the approximately $4 billion in gross loans generated over this 13-year period. With each passing year, we add more and more infrastructure to our underwriting, origination, and servicing processes. Doing it really well today is not enough. We must continually get better in asset quality and sustain that performance over a long period of time. While asset quality may be our most significant risk, it certainly is not the only one. We also added staff to our entire risk management area including internal audit, compliance, cybersecurity, Bank Secrecy Act, and Community Reinvestment Act, while also investing in new software platforms across the compliance spectrum. OUTLOOK FOR 2022 As I finalize the contents of this letter in early March, the headlines are dominated with military conflict in Europe, supply chain issues and inflation at home and, of course, the ongoing COVID-19 pandemic. Each of those headlines presents challenges to any company’s mission and they certainly will to Mid Penn’s. We are cautiously optimistic, however, that the successes we have had in transforming this company into the strong financial institution it is today will continue to help us navigate these and any subsequent challenging times for the benefit of our shareholders, our customers, our employees and our communities. We are now in Year 14 of delivering upon that mission and we remain committed to doing so once again in 2022. Thank you for your investment in Mid Penn and taking the time to read this letter. RORY G. RITRIEVI Chair, President, and Chief Executive Officer 2021 ANNUAL REPORT

ACCOMPLISHMENTS 2021 was a year of continued growth for your company. Beginning in January, we responded to the needs of the small business community by providing forgivable loans through the SBA’s Paycheck Protection Program. We showed customers, both new and old, that our service and our commitment is second to none. This helped us to grow loans and deposits organically as our customers expanded their relationships beyond PPP loans. We also successfully completed the acquisition of Riverview Financial and its subsidiaries in 2021, adding $1.2 billion to our balance sheet. With the addition of these new markets, we are positioned to continue to expand in the future, providing the best community banking experience to our new neighbors and customers. BEST SMALL BANK IN PENNSYLVANIA Newsweek magazine evaluates more than 2,500 FDIC-insured financial institutions annually on 30+ criteria and named Mid Penn the Best Small Bank in Pennsylvania on their America’s Best Banks list for 2022. ***** AMERICA’S BEST BANKS 2022 Newsweek LendingTree $475MM ORGANIC DEPOSIT GROWTH 19% INCREASE $191MM ORGANIC LOAN GROWTH 9% INCREASE $75MM Completed a public offering of 2.9 million shares of common stock with PROCEEDS TOTALING $75 million before underwriting discounts and offering expenses. 49% TOTAL SHAREHOLDER RETURN including dividends and stock appreciation $0.84 PAID CASH DIVIDENDS per common share PAYCHECK PROTECTION PROGRAM 2,800+ BUSINESSES ASSISTED $370MM+ PPP LOANS DELIVERED In the first six months of 2021, we helped more than 2,800 small businesses and their owners by originating more than $370 million in Paycheck Protection Program Loans. 2021 ANNUAL REPORT

EDUCATION & DEVELOPMENT

6,353 INSTRUCTOR LED CLASSES SINCE UNIVERSITY INCEPTION


2405
MID PENN UNIVERSITY
2405

Our Mid Penn employees enjoy a wide range of career development opportunities. Mid Penn University offers more than 60 instructor-led classes on topics including technical banking skills, compliance, business development, and more. 2021 marked our 5th year of the Bank's Professional Development Associate (PDA) program where "rising stars" are provided opportunities to hold engaging and varied positions throughout our organization. This program continues to help us create a team of incredibly knowledgeable and diverse bankers that can deliver the best banking experience to our customers. In 2021, the University launched an Emerging Leaders program. This nine-month program, which is part of the University's Leadership Academy, allows less experienced leaders to explore and develop specific skills and techniques that leaders rely on to be successful in their professional and personal lives.

157 EMPLOYEES ENROLLED IN CERTIFICATION PROGRAMS

31 EMPLOYEES COMPLETED CERTIFICATIONS

331 CLASSES HELD — **15%** INCREASE

2,545 STUDENT ENROLLMENTS — **9%** INCREASE

242 IDP MEETINGS

25 COLLEGE INTERNS

11 PDAS

47 MENTORSHIPS



Outside of the classroom, employees regularly meet with talent development professionals to create and refine Individual Development Plans (IDP). These plans are used to support and monitor each employee's progress towards their personalized career goals. Through the IDP program, opportunities for mentoring and job shadowing are identified and offered to employees.

2021 ANNUAL REPORT

COMMUNITY IMPACT Engaging with local communities has always been the cornerstone of our success. Mid Penn is a committed partner with local organizations that make the communities where we operate great places to live and work. We proudly support our employees who share their time, leadership and expertise with neighborhood organizations and crucial non-profits that are the backbone of our local communities. 2021 GIVING HIGHLIGHTS $1.88 MILLION TO LOCAL COMMUNITY AND NON-PROFIT ORGANIZATIONS 1,000 HOURS VOLUNTEERED BY EMPLOYEES 545 COMMUNITY ORGANIZATIONS SUPPORTED $125,000 DONATED TO BREAST CANCER RESEARCH $142,000 DONATED TO PROSTATE CANCER RESEARCH $40,000 DONATED BY EMPLOYEES FOR LOCAL NON-PROFITS 158 EDUCATIONAL & SCHOLARSHIP ORGANIZATIONS SUPPORTED 2021 ANNUAL REPORT

MID PENN BANCORP INC. Board of Directors RORY G. RITRIEVI Chair, President, and Chief Executive Officer Mid Penn Bancorp, Inc. and Mid Penn Bank JOHN E. NOONE Lead Independent Director Mid Penn Bancorp, Inc. President Shamrock Investments, LLC ROBERT A. ABEL Principal and Shareholder Brown Schultz Sheridan & Fritz KIMBERLY J. BRUMBAUGH Founder and Managing Partner Brumbaugh Wealth Management, LLC MATTHEW G. DESOTO President and Chief Executive Officer MI Windows and Doors, LLC MAUREEN M. GATHAGAN Partner Bittersweet Management, LLC Member Gathagan Investment Company, LP HOWARD R. GREENAWALT Former Owner and Officer Greenawalt & Company, P.C. ROBERT C. GRUBIC Chairman and Chief Executive Officer Herbert, Rowland & Grubic, Inc. BRIAN A. HUDSON, SR. Former Executive Director and Chief Executive Officer Pennsylvania Housing Finance Agency GREGORY M. KERWIN Senior Partner Kerwin & Kerwin, LLP DONALD F. KIEFER Former Chairman, President, and Chief Executive Officer The Scottdale Bank & Trust Company Partner Lawrence Keister & Co. THEODORE W. MOWERY Founding Partner Gunn Mowery, LLC NOBLE C. QUANDEL, JR. Executive Chairman Quandel Enterprises, Inc. DAVID E. SPARKS Founder, Former Chairman, and Chief Executive Officer First Priority Financial Corp. and First Priority Bank WILLIAM A. SPECHT, III President and Chief Executive Officer Seal Glove Manufacturing, Inc. and Ark Safety MID PENN BANCORP INC. Officers RORY G. RITRIEVI Chair, President, and Chief Executive Officer JUSTIN T. WEBB Interim Chief Financial Officer MID PENN BANK Executive Team RORY G. RITRIEVI Chair, President, and Chief Executive Officer JUSTIN T. WEBB Interim Chief Financial Officer Chief Operating Officer SCOTT W. MICKLEWRIGHT Chief Revenue Officer JOSEPH L. PAESE Director of Trust and Wealth Management JOAN E. DICKINSON Chief Retail Officer 2021 ANNUAL REPORT

MISSION: TO REWARD ALL OF OUR SHAREHOLDERS, CRITICALLY SERVE AND SUPPORT ALL OF OUR CUSTOMERS AND COMMUNITIES, AND CHERISH ALL OF OUR EMPLOYEES. MID PENN BANCORP INC. 2407 Park Drive Harrisburg, PA 17110 | (717) 692-2133 MIDPENNBANK.COM